A special meeting of the fund's shareholders was held on November 13, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes	% of Votes
Affirmative	405,515,999.32	92.284
Against	19,923,259.79	4.534
Abstain	9,638,679.74	2.193
Broker Non-Votes	4,345,080.49	0.989
TOTAL	439,423,019.34	100.00
PROPOSAL 2
To authorize the Trustees to increase the maximum numbers of Trustees.*
	# of Votes	% of Votes
Affirmative	357,251,723.33	81.300
Against	35,683,577.73	8.121
Abstain	46,487,718.28	10.579
TOTAL	439,423,019.34	100.00
PROPOSAL 3
To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.*
	# of Votes	% of Votes
Affirmative	402,668,182.54	91.636
Against	23,393,652.20	5.322
Abstain	9,016,104.11	2.053
Broker Non-Votes	4,345,080.49	0.989
TOTAL	439,423,019.34	100.00
PROPOSAL 4
To authorize the Trustees to enter into management contracts on behalf of a new fund.*
	# of Votes	% of Votes
Affirmative	396,730,724.27	90.284
Against	29,109,441.29	6.625
Abstain	9,237,773.29	2.102
Broker Non-Votes	4,345,080.49	0.989
TOTAL	439,423,019.34	100.00
PROPOSAL 5
To elect the thirteen nominees specified below as Trustees.*
	# of Votes	% of Votes
J. Michael Cook
Affirmative	418,986,697.14	95.349
Withheld	20,436,322.20	4.651
TOTAL	439,423,019.34	100.00
Ralph F. Cox
Affirmative	419,294,771.03	95.419
Withheld	20,128,248.31	4.581
TOTAL	439,423,019.34	100.00
Phyllis Burke Davis
Affirmative	418,919,789.09	95.334
Withheld	20,503,230.25	4.666
TOTAL	439,423,019.34	100.00
Robert M. Gates
Affirmative	418,580,995.54	95.257
Withheld	20,842,023.80	4.743
TOTAL	439,423,019.34	100.00
Abigail P. Johnson
Affirmative	380,315,588.37	86.549
Withheld	59,107,430.97	13.451
TOTAL	439,423,019.34	100.00
Edward C. Johnson 3d
Affirmative	418,494,598.86	95.237
Withheld	20,928,420.48	4.763
TOTAL	439,423,019.34	100.00
	# of Votes	% of Votes
Donald J. Kirk
Affirmative	419,611,789.58	95.492
Withheld	19,811,229.76	4.508
TOTAL	439,423,019.34	100.00
Marie L. Knowles
Affirmative	419,336,977.13	95.429
Withheld	20,086,042.21	4.571
TOTAL	439,423,019.34	100.00
Ned C. Lautenbach
Affirmative	418,745,197.39	95.294
Withheld	20,677,821.95	4.706
TOTAL	439,423,019.34	100.00
Peter S. Lynch
Affirmative	380,673,145.12	86.630
Withheld	58,749,874.22	13.370
TOTAL	439,423,019.34	100.00
Marvin L. Mann
Affirmative	419,111,485.50	95.378
Withheld	20,311,533.84	4.622
TOTAL	439,423,019.34	100.00
William O. McCoy
Affirmative	419,697,826.56	95.511
Withheld	19,725,192.78	4.489
TOTAL	439,423,019.34	100.00
William S. Stavropoulos
Affirmative	419,130,547.79	95.382
Withheld	20,292,471.55	4.618
TOTAL	439,423,019.34	100.00
PROPOSAL 11
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes	% of Votes
Affirmative	198,050,302.72	82.681
Against	26,826,523.76	11.199
Abstain	10,314,667.63	4.306
Broker Non-Votes	4,345,080.49	1.814
TOTAL	239,536,574.60	100.00
PROPOSAL 12
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes	% of Votes
Affirmative	195,628,206.11	81.669
Against	28,738,368.21	11.998
Abstain	.10,824,919.79	4.519
Broker Non-Votes	4,345,080.49	1.814
TOTAL	239,536,574.60	100.00
*Denotes trust-wide proposals and voting results.